Exhibit 10.99

Exhibit 10.99 – Summary Discussion of Acceleration of Options on March 2, 2005

     On March 2, 2005, the Compensation Committee of Andrx’s Board of Directors accelerated the vesting of all of Andrx’s unvested out-of-the-money stock options, including stock options held by executive officers and the members of the Board of Directors. An option was considered out-of-the-money if the holder’s stated option exercise price was greater than the $21.57 closing price of Andrx Group Common Stock (“Andrx Common Stock”) on the Nasdaq National Market Quotation System on March 2, 2005, when the acceleration was approved. As a result of the acceleration, options outstanding as of December 31, 2004 to acquire approximately 2.0 million shares of Andrx Common Stock, with a range from $21.60 to $85.00 and a weighted-average exercise price of $34.98, became immediately exercisable. These accelerated options represent approximately 30% of Andrx’s total outstanding options and otherwise would have vested from time to time through 2008.

     The Compensation Committee’s decision to accelerate the vesting of these options was based on a review of Andrx’s long-term incentive programs in light of current market conditions and changing accounting rules regarding stock option expensing that Andrx must follow beginning July 1, 2005. This accounting rule, entitled Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), will generally require that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. Andrx believes that the acceleration of the vesting of these out-of-the-money stock options will eliminate the need for recognizing future compensation expense of approximately $32 million associated with these options. Of such expense for out-of-the-money stock options, approximately $9.2 million relates to the acceleration of vesting of approximately 510,000 options held by executive officers and directors. There can be no assurance that the acceleration of the vesting of these options will not result in some future compensation expense.